                                   CIBER, Inc.
                                5251 DTC Parkway
                                   Suite 1400
                           Englewood, Colorado  80111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 29, 1996

TO THE SHAREHOLDERS OF CIBER, INC.:

NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders (the "Meeting") of CIBER, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, October 29, 1996 at 10:00 a.m. Mountain Time, at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, CO 80237, for the following purposes:

     (1) To elect two Class II Directors of the Company to serve for a term of three years.

     (2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000.

     (3) To approve an increase in the number of shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan from 1,000,000 to 2,000,000.

     (4) To approve an increase in the number of shares of Common Stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan from 500,000 to 1,000,000.

     (5) To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997.

     (6) To transact such other business as may properly come before the Meeting or any adjournment or postponements thereof.

     The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors of the Company fixed the close of business on September 23, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Consequently, only holders of the Company's Common Stock at the close of business on September 23, 1996 will be entitled to notice of and to vote at the Meeting. A complete list of shareholders entitled to vote at the Meeting will be available for examination during business hours by any shareholder, for purposes related to the Meeting, for ten days prior to the Meeting at the Company's corporate offices at 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111.

     Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope to ensure your representation at the Meeting. You are cordially invited to attend the Meeting and, if you do so, you may personally vote, regardless of whether you have signed a proxy.

By order of the Board of Directors



Bobby G. Stevenson
Chief Executive Officer,
Chairman of the Board and Secretary
Englewood, Colorado
September 23, 1996

                                   CIBER, INC.

                                  -------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 29, 1996

                                  -------------

     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of CIBER, Inc., a Delaware corporation (the "Company"), to be used at the 1996 Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Tuesday, October 29, 1996 at 10:00 a.m. Mountain Time, at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, CO 80237, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to the holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about September 27, 1995.

     Shareholders of the Company represented at the Meeting will consider and vote upon (i) the election of two Class II Directors to serve on the Board until the 1999 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, (ii) an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000, (iii) an increase in the number of shares reserved for issuance pursuant to the Company's Equity Incentive Plan from 1,000,000 to 2,000,000, (iv) an increase in the number of shares reserved for issuance pursuant to the Company's Employee Stock Purchase Plan from 500,000 to 1,000,000, (v) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997, and (vi) such other business as may properly come before the Meeting of any adjournment of adjournments thereof. The Company is not aware of any other business to be presented for consideration at the Meeting.

                       VOTING AND SOLICITATION OF PROXIES

     Only holders of record of the Common Stock at the close of business on September 23, 1996 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the Record Date, _____________ shares of Common Stock were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the Record Date for each proposal submitted for shareholder consideration at the Meeting. The presence, in person or by proxy, of the holders of not less than one-third of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. The act of the majority of such quorum will be the act of the shareholders, except that, with respect to the amendment to the Company's Certificate of Incorporation, the act of the holders of a majority of the outstanding shares of Common Stock will be the act of the shareholders.

     All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the directions on the proxies. A proxy may be revoked at any time prior to final tabulation of the votes. Shareholders may revoke proxies by written notice to the Secretary of the Company, by delivery of a proxy bearing a later date, or by personally appearing at the Meeting and casting a contrary vote. If no direction is indicated, the shares will be voted in favor of the Board of Directors' nominees for director, for the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, for the increase in the number of shares reserved for issuance pursuant to the Company's

Equity Incentive Plan, for the increase in the number of shares reserved for issuance pursuant to the Company's Employee Stock Purchase Plan and for the ratification of KPMG Peat Marwick LLP as independent auditors, as listed in this Proxy Statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

     The executive officers and directors of the Company as a group own or may be deemed to control approximately 41.0% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him in favor of each item set forth herein.

     The proxy solicitation is made by and on behalf of the Board of Directors. Solicitation of proxies for use at the Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders. An Annual Report to Shareholders containing financial statements for the year ended June 30, 1996 is being mailed herewith to all shareholders entitled to vote.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     Directors constituting approximately one-third of the Board of Directors are elected each year for a three-year term at the Company's Annual Meeting of Shareholders and serve until their successors are duly elected by the shareholders. The terms of Messrs. Mac J. Slingerlend and James A. Rutherford expire in 1996 (the "Class II Director"); the term of Mr. Bobby G. Stevenson expires in 1997 (the "Class III Director") and the terms of Messrs. James C. Spira and Roy L. Burger expire in 1998 (the "Class I Directors"). The Board has nominated Messrs. Mac J. Slingerlend and James A. Rutherford to serve for three-year terms to expire at the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified. Vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. Officers are elected by and serve at the discretion of the Board.

     Shares represented by all proxies received by the Board and not marked so as to withhold authority to vote for Messrs. Mac J. Slingerlend and James
A. Rutherford will be voted for the election of Messrs. Mac J. Slingerlend and James A. Rutherford. If any of the nominees are unavailable or unwilling to serve as director, persons named in the proxy intend to cast votes for which they hold proxies in favor of the election of such other person or persons as the Board of Directors may designate. The Board of Directors knows of no reason why either of Messrs. Mac J. Slingerlend or James A. Rutherford should be unable or unwilling to serve on the Board. See "Directors and Executive Officers" below for biographical information for each person nominated as a director.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the Company's directors and executive officers, their ages, positions and offices currently held with the Company, the year elected as director or appointment as officer and Class of directorship or director nominee. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Security Ownership of Certain Beneficial Owners and Management."
                                                             SERVED AS
                                                             OFFICER OR
                                                              DIRECTOR
       NAME          AGE                        POSITIONS      SINCE    CLASS
- -------------------------------------------------------------------------------
Bobby G. Stevenson    54  Chairman, Chief Executive Officer,    1974  Class III
                          Secretary and Founder

Mac J. Slingerlend    49  President/Chief Operating Officer,    1989  Class II
                          Treasurer and Director

William E. Storrison  37  President/CIBER Information Services  1992      -
                          Division

John B. Maitland      53  Vice President; President of          1995      -
                          Business Information Technology,
                          Inc. ("BIT")

James A. Rutherford   50  Director                              1994  Class II

James C. Spira        53  Director                              1994  Class I

Roy L. Burger         41  Director                              1995  Class I

     BOBBY G. STEVENSON. Mr. Stevenson is Chairman of the Board of Directors, Chief Executive Officer, Secretary and one of the original three founders of the Company. Mr. Stevenson was Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. He has been responsible for all operations of the Company since 1977.

     MAC J. SLINGERLEND. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President/Chief Financial Officer, became Treasurer and a director in 1994 and President and Chief Operating Officer in 1996. Prior to joining the Company, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries.

     WILLIAM E. STORRISON. Mr. Storrison has been President/CIBER Information Services Division since 1996. Mr. Storrison was Senior Vice President/Operations of the Company from 1994 to 1996 and, from 1992 to 1994, served as the Company's Vice President/Eastern Operations. Mr. Storrison has been with the Company since 1987 and was previously Branch Manager and Regional Vice President of several of the Company's eastern branch offices.

     JOHN B. MAITLAND. Mr. Maitland joined the Company in 1995 as Vice President and as President of BIT when BIT merged with the Company. Mr. Maitland is responsible for the strategic initiatives, organizational development, business growth and overall profitability of BIT. From 1969 to 1981, Mr. Maitland held several positions in management and consulting, lastly as Consulting Manager and Director of Consulting at Integral Systems, Inc., a human resource management systems and financials software producer and consulting firm. In 1981, Mr. Maitland co-founded BIT and became its Executive Vice President and Chief Operating Officer. In 1987, he was promoted to President and Chief Executive Officer of BIT.

     JAMES A. RUTHERFORD. Mr. Rutherford has been a director of the Company since February 1994. He is a managing director of Wingset Investments Ltd., a private venture capital company located in New Albany, Ohio. Prior to forming Wingset in 1995, Mr. Rutherford was one of the founders of Goal Systems International Inc., serving in various executive positions and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a director of Symix Systems, Inc., Columbus, Ohio, as well as several private corporations.

     JAMES C. SPIRA.   Mr. Spira has been a director of the Company since
September 1994. Since 1995, he has been managing partner with Chicago, Illinois based Diamond Technology Partners, Inc., a management consulting firm providing program management services to design and deploy technology-enabled business strategies. From 1991 to 1995, Mr. Spira was Group Vice President of The Tranzonic Companies, a Cleveland-based holding company. From 1974 through 1991, Mr. Spira was founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with large multi-national companies.

     ROY L. BURGER. Mr. Burger has been a director of the Company since November 1995. Mr. Burger has approximately 20 years of experience in the equipment leasing and finance industry and has arranged the financing of more than $1.5 billion of equipment. Mr. Burger currently serves as Chairman and Chief Executive Officer of Boulder Capital Group, a company that specializes in equipment leasing and was founded by him in 1986.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors met four times during the Company's 1996 fiscal year. Three of the directors participated in each of the board meetings and committee meetings (of which such director was a member) held during fiscal 1996; two of the directors were unable to attend one meeting each. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee or any committee performing a similar function.

     COMPENSATION COMMITTEE. The principal responsibilities of the Compensation Committee are the administration and grant of awards under the Employees' Plan and the Stock Purchase Plan (each as defined below), as well as the recommendation of annual salaries for senior management to the Company's Board of Directors. The current members of the Compensation Committee are Messrs. Rutherford, Spira and Burger. The Compensation Committee met once in fiscal 1996.

     AUDIT COMMITTEE. The principal responsibilities of the Audit Committee are to meet periodically with representatives of the Company's independent public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and to review any transactions that may involve a conflict of interest, and to report to the Board with respect thereto. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent public accountants. The current members of the Audit Committee are Messrs. Stevenson, Rutherford, Spira and Burger. The Audit Committee met once in the year ended June 30, 1996.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "Commission"), Nasdaq National Market and the Company. Based solely upon its review of copies of the Section 16(a) reports the Company has received and written representations from certain reporting persons, the Company believes that during its fiscal year ended June 30, 1996, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements, with the exception of the following Form 5 filings for the year ended June 30, 1996, which were filed late, on behalf of Bobby G. Stevenson: which reported the sale of 10,000 shares of the Company's Common Stock held in the Bobby G. Stevenson Revocable Trust; and on behalf of John B. Maitland, Jr.: which reported the sale of 780 shares of the Company's Common Stock.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock at September 23, 1996, and stock options exercisable for shares of Common Stock within sixty days of such date, held by (i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock,
(ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as owned.

               Name of             Amount and nature of          Percent of
          beneficial owner         beneficial ownership            class

    Bobby G. Stevenson(1)               6,777,388                   35.1

    Mac J. Slingerlend(2)                 459,831                    2.4

    John B. Maitland, Jr.(3)              355,962                    1.8

    William E. Storrison(4)               193,889                    1.0

    Prasong Suvarnasorn(5)                 81,661                     *

    James A. Rutherford(6)                 32,102                     *

    James C. Spira(6)                       7,102                     *

    Roy L. Burger                             102                     *

    All directors and officers as       7,908,037                   41.0
    a group (8 persons)(7)

- ----------------

      *less than 1%

(1)The address of Mr. Stevenson is c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, CO 80111. Includes shares held by the Bobby G. Stevenson Revocable Trust, of which Mr. Stevenson is the settlor, trustee and beneficiary and options to purchase 40,000 shares of Common Stock that are fully vested. Excludes 123,612 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.
(2)Includes options to purchase 456,666 shares of Common Stock that are fully vested.
(3)Includes 345,962 of shares currently held by the John B. Maitland, Jr. Trust, of which Mr. Maitland is the settlor, trustee and beneficiary; also includes options to purchase 10,000 shares of Common Stock that are fully vested.
(4)Includes options to purchase 191,664 shares of Common Stock that are fully vested.
(5)Includes options to purchase 80,666 shares of Common Stock that are fully vested.
(6)Includes options to purchase 12,000 and 7,000 shares of Common Stock that are fully vested for Mr. Rutherford and Mr. Spira, respectively.
(7)Includes options to purchase 797,996 shares of Common Stock that are fully vested.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     On August 6, 1996, the Board of Directors (with the non-employee directors abstaining) resolved to issue bonus shares of Common Stock to each non-employee director, the value of which shares would equal approximately $2,000 for each meeting attended. All non-employee directors are reimbursed for their expenses in attending board and committee meetings. These directors also receive stock options under the Non-employee Directors' Stock Option Plan for serving on the Board of Directors. Employee directors do not receive any compensation for serving on the Board of Directors.

     Under the terms of the Non-employee Directors' Stock Option Plan (the "Director' Plan"), the Company may grant to non-employee directors awards of stock options. The Directors' Plan provides for an initial authorization of 100,000 shares of Common Stock and is administered by the Board of Directors. Each option granted under the Directors' Plan expires ten years from the date of grant. The Director's Plan provides for an initial grant of options to purchase 10,000 shares of Common Stock to each non-employee director when such director takes office, which options vest in equal annual installments over two years. Additionally, after each year of service, each non-employee director receives a grant of options to purchase 2,000 shares of Common Stock; such options vest one year after the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information with respect to Mr. Stevenson, the Company's Chief Executive Officer, and the Company's four most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers"), for services rendered for the fiscal years ended June 30, 1996, 1995 and 1994. See "Employment Agreements."

                           SUMMARY COMPENSATION TABLE

                                                          Long-term
                                  Annual Compensation   Compensation
                          ------------------------------------------
                                                         Securities   All Other
        Name and          Fiscal                         Underlying Compensation
   Principal Position      Year   Salary($)  Bonus ($)   Options (#)   ($)(2)
   ------------------     ------  ---------  ---------   ----------- -----------
Bobby G. Stevenson         1996    315,000     34,134          --       5,041
Chairman, Chief Executive  1995    300,000     93,000          --       5,987
Officer, and Secretary(2)  1994    300,000    275,696      50,000       4,760

Mac J. Slingerlend         1996    230,000     82,654      20,000      13,240
President/Chief Operating  1995    200,000     73,500          --       7,470
Officer and Treasurer(2)   1994    200,000     95,892          --       6,200

John B. Maitland, Jr.      1996    225,000     53,004      50,000       6,075
President/Chief            1995         --         --          --          --
Operating Officer          1994         --         --          --          --
Business Information
Technology, Inc.

William E. Storrison       1996    150,000     41,780      20,000      12,249
President/CIBER            1995    125,000     90,000      15,000       5,255
Information Services(2)    1994    125,000     75,000      41,656       4,701

Prasong Suvarnasorn        1996     97,731     20,000      20,000       4,757
Senior Vice President/     1995     95,288      6,000      12,000       3,330
Operations/CIBR2000        1994     73,923     10,000      38,750       2,926

_________________________________

(1) In January 1994, the Company entered into employment agreements with Messrs. Stevenson and Slingerlend. For the remainder of fiscal 1994, these executive officers were paid salaries pursuant to such employment agreements at the following annual rates, plus the following fiscal-year bonuses: Bobby G. Stevenson, salary $300,000 plus a bonus based on a formula related to the Company's net income and Mac J. Slingerlend, salary $200,000 plus a bonus based on a formula related to the Company's net income. The Company entered into an employment agreement with Mr. Storrison on July 1, 1992, which agreement provided for a salary of $125,000 plus a bonus tied to the future performance of the CIBER Information Services Division of the Company. Pursuant to new employment agreements effective July 1, 1995, the base salaries of Messrs. Stevenson, Slingerlend and Storrison were changed to $315,000, $230,000 and $150,000, respectively.

(2) Consists of amounts contributed by the Company under the Company's 401(k) Savings Plan and life insurance premiums paid by the Company. Savings Plan contributions were $4,781, $5,237 and $4,615 for Mr. Stevenson; $5,535, $5,470 and $4,268 for Mr. Slingerlend; $4,723, $5,080 and $4,701 for Mr.
     Storrison; and $3,117, $2,672 and $2,268 for Mr. Suvarnasorn, for the years ended June 30, 1996, 1995 and 1994, respectively. Savings Plan contributions for Mr. Maitland were $6,075 in fiscal 1996. The remaining amounts represent life insurance premiums.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended June 30, 1996.

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                             ANNUAL RATES OF STOCK
                                                                             PRICE APPRECIATION FOR
                          NUMBER OF    PERCENT OF                                OPTION TERM(1)
                         SECURITIES   TOTAL OPTIONS                          ----------------------
                         UNDERLYING    GRANTED TO      EXERCISE OR
                           OPTIONS    EMPLOYEES IN     BASE PRICE  EXPIRATION
         NAME              GRANTED     FISCAL YEAR     ($/SHARE)      DATE       5%($)     10%($)
- -----------------------  ----------   -------------    ----------- ----------    -----     ------
Bobby G. Stevenson           --             --           --           --          --        --

Mac J. Slingerlend(2)       20,000           4%          $8.88      7 / 2005    111,629   282,889

John B. Maitland, Jr.(2)    50,000          10%          $8.88      7 / 2005    279,072   707,223

William E. Storrison(2)     20,000           4%          $8.88      7 / 2005    111,629   282,889

Prasong Suvarnasorn (2)     20,000           4%          $8.88      7 / 2005    111,629   282,889

(1) Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

(2) Options were granted on July 1, 1995. The options vest and are exercisable in equal installments over three years commencing July 1, 1996.

(3) Options were granted July 1, 1995. The options vest and are exercisable in equal installments over five years commencing July 1, 1996.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning outstanding options held by the Named Executive Officers during the fiscal year ended June 30, 1996.

                                                         NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                      SHARES ACQUIRED       VALUE        AT FISCAL YEAR END(#)        AT FISCAL YEAR END($)
      NAME            ON EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- -------------------   ---------------   ------------   -------------------------    -------------------------
Bobby G. Stevenson            --             --             40,000 / 60,000             704,000 / 1,056,000

Mac J. Slingerlend        40,000           483,645         450,000 / 20,000           9,690,968 /   262,500

John B. Maitland, Jr.         --             --                 -- / 50,000                  -- /   656,250

William E. Storrison      35,000           358,564         174,998 / 40,000           3,643,079 /   615,000

Prasong Suvarnasorn       14,000           172,029         70,000 /  28,000           1,457,940 /   403,500

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of its executive officers. Except in the case of John Maitland, whose employment agreement was entered into in conjunction with the merger with BIT, each employment agreement has a term of one year and is annually renewable. In the case of Mr. Maitland, the initial term is through June 30, 1998 and is annually renewable for one-year terms thereafter, however, employment is not guaranteed for such three year period ending June 1998. Each employment agreement provides that an officer's compensation will include a base salary and a bonus. See footnote (1) to the Summary Compensation Table above. In the event that any officer's employment is terminated upon a change of control of the Company, upon death or disability of the officer or without cause, such officer will be entitled to a severance payment. In the event of termination upon a change of control of the Company or other than for cause by the Company, the severance payment due the Chief Executive Officer is equal to three times his base salary, with such amounts payable in equal installments over a period of 36 months following termination. In the event of death of the Chief Executive Officer, the severance payment is equal to one-half of such officer's base salary, with such amount payable in equal installments over a period of 24 months. The severance payment for each other officer (other than Mr. Maitland) in the event of termination upon a change in control of the Company, other than for cause by the Company or in the event of death of such officer, is equal to one-half of such officer's base salary, with such amounts payable in equal installments over a period of 24 months following termination (other than Messrs. Storrison and Suvarnasorn whose severance payments in the event of death will be paid over a period of 12 months). With respect to Mr. Maitland, in the event of termination upon a change of control of the Company or upon termination other than for cause, Mr. Maitland is entitled to receive one-half of his base salary for an additional 24 months; PROVIDED, HOWEVER, that, in the event of termination for such reasons prior to June 30, 1997, Mr. Maitland shall be paid at the rate of 100% of his base salary for the period ended June 30, 1997, with any of the remaining payments to be at the rate of one-half of base salary. The severance payment in the event of death of Mr. Maitland is equal to one-half of his base salary. In addition, in the event of termination upon a change of control of the Company, other than for cause by the Company, voluntary termination, or termination for disability, Mr. Maitland would be entitled to a lump sum payment of between $25,000 and $75,000 if such termination occurred before June 30, 1998. In the event of termination of an executive officer upon a change of control of the Company, other than for cause by the Company or in the event of disability, the Company will pay such officer's medical, life and disability premiums for the first 12 months following termination.

LONG-TERM DEFERRED COMPENSATION PLAN

     The Company has agreed to make certain post-employment payments to Mr. Slingerlend, or his beneficiary. The payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company and will range from $40,000 to $100,000 annually, based on Mr. Slingerlend's age at the time of termination of employment.

1989 STOCK OPTION PLAN

     The Company adopted a non-qualified stock option plan in 1989 (the "1989 Plan") to provide long-term incentives to certain of its employees, consultants and directors. Thirteen individuals were granted options under the 1989 Plan. At June 30, 1996, there were 1,271,322 options outstanding under the 1989 Plan, all of which are exercisable. The exercise prices of the options range from $.47 to $1.29 per share, with a weighted average of approximately $.65 per share. Options totaling 403,990 shares were exercised in fiscal 1996. No options were granted subsequent to July 1, 1993. The 1989 Plan was discontinued in calendar 1993. Options under the 1989 Plan remain outstanding pursuant to their terms and expire at various times through 2013.

EMPLOYEE'S EQUITY INCENTIVE PLAN

     In January 1994, the Company adopted an employees' Equity Incentive Plan (the "Employees' Plan"). The purpose of the Employees' Plan is to provide long-term incentives to the Company's officers, employees and consultants. The Employees' Plan initially reserved 1,000,000 shares of Common Stock for issuance thereunder. Under the Employees' Plan, the Company may grant to officers, employees and consultants awards of restricted stock, stock options and performance bonuses or any combination thereof. The Employees' Plan terminates after January 2004. Incentive stock options ("ISOs") may not be granted at an exercise price of less than the fair market value of the Common Stock on the date of grant. The exercise price of non-qualified stock options granted under the Employees' Plan may be granted at less than the fair market value of the Common Stock on the date of grant. The exercise price of ISOs granted to holders of more than 10% of the aggregate amount of outstanding Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant and the term of these options cannot exceed five years. As of June 30, 1996, options to purchase 732,894 shares of Common Stock were outstanding under the Employees' Plan at an average exercise price of $7.71 per share. Options for 42,000 shares were exercised in fiscal 1996, while options for 600 shares were forfeited. Subsequent to June 30, 1996, the Company granted an additional 350,000 options exercisable at $22.00, the fair market value at the date of issuance.

EMPLOYEE STOCK PURCHASE PLAN

     Under the Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was approved by the Company's shareholders in October 1994, employees who have been employed by the Company for at least six months can elect to purchase, through payroll deductions, shares of Common Stock at 85% of the fair market value on the first or last date of an offering period.
Presently, 500,000 shares of Common Stock are reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan provides for one offering during each three-month period, commencing January 1, 1995. Employees are permitted to deduct at least 1% but not more than 5% of their compensation, or such other rates as determined from time to time by the Board of Directors. Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the Stock Purchase Plan if, after the purchase of the shares, the employee would own 5% or more of the total voting power or value of all classes of stock of the Company or if the purchase would permit the employee to buy, pursuant to the Stock Purchase Plan, more than $6,250 worth of stock for any three-month offering period.

     As of June 30, 1996, 540 employees were participating in the Stock Purchase Plan. Employees purchased 90,268 shares at a weighted average price per share of $9.33 during fiscal 1996.

THE COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES

     The Compensation Committee (the "Committee") of the Board of Directors consists of its independent directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and the creation of shareholder value.

     The Committee, among other things, considers the performance of the Company's operations, compensation of executive officers of competitors, salary surveys of industry related positions, the salary history of the particular officer and other compensation in place, including stock option awards. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

FISCAL 1996 COMPENSATION

     With respect to the Company's chief executive officer and the other Named Executive Officers, the Committee focused principally upon establishing appropriate base salary and incentive compensation. The chief executive officer and each of the other Named Executive Officers are parties to employment agreements with the Company that provide for base salary increases and bonuses at stipulated performance levels for Messrs. Stevenson, Slingerlend, Maitland and Storrison, and as the Company may decide with respect to Mr. Suvarnasorn. The base salary and bonuses granted the chief executive officer and the other named executive officers with respect to fiscal 1996 are consistent with the Committee's objectives.

     The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term performance, as well as to align a portion of their compensation with the market value of the Common Stock. Mr. Stevenson has a substantial share holding interest in the Company and was granted options in fiscal 1994. During fiscal 1996, stock options were granted to Messrs. Slingerlend, Maitland, Storrison and Suvarnasorn and to other members of management based upon their actual and potential contributions to the Company.

                                   Compensation Committee
                                   James A. Rutherford
                                   James C. Spira
                                   Roy L. Burger

PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total return* for the Nasdaq U.S. Stock Market Index, the Nasdaq Computer and Data Processing Stocks Index and the Company since the Company's initial public offering on March 17, 1994.

* $100 invested March 17, 1994 in the Company's Common Stock or in the index indicated, including reinvestment of dividends.

     Corresponding index value and Common Stock price values are given below:

                               3/17/94 3/31/94 6/30/94 9/30/94 12/31/94 3/31/95 6/30/95 9/30/95 12/31/95 3/31/96 6/30/96
CIBER, Inc.                       $100      96     104     104    119       176     212     290      279     391     525
Nasdaq Stock Market-US Index       100      92      88      95     94       103     118     132      133     140     150
Nasdaq Computer & Data
  Processing Index                 100      91      89     100    109       123     146     160      167     175     194
CIBER, Inc. Closing Stock Price $4.188   4.000   4.375   4.375  5.000     7.375   8.875  12.125   11.688  16.375  22.000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company's largest shareholder, President, Chief Executive Officer and Chairman (Mr. Stevenson), Messrs. Slingerlend and Suvarnasorn, directly and through their children, own 85% of CIBER Network Services, Inc. ("CNSI"), which commenced operations in July 1992. CNSI is engaged in the computer network integration business, which business includes the procurement of computer hardware and the installation of local and wide area computer networks and related services.

     The Company is a guarantor on a $2.0 million inventory purchase line of credit with AT&T Capital Corporation to CNSI. As of June 30, 1996, the outstanding amount for the line of credit was $1.8 million. The highest amount outstanding under the line of credit was $1.9 million during the year ended June 30, 1995 and $2.0 million during the year ended June 30, 1996. It is not practical to estimate the fair value of this guarantee and the Company does not expect to incur any losses as a result of this guarantee. Certain officers of the Company have also guaranteed this line of credit and have indemnified the Company against losses that might be incurred as a result of its guaranty.

     During the years ended June 30, 1994, 1995 and 1996, CIBER purchased from CNSI, several local area networks and various computer equipment and software for approximately $160,000, $268,000 and $923,000, respectively. In January 1994, the Company and CNSI entered into a month-to-month management services agreement which provides that the Company will supply accounting and other administrative services to CNSI at a monthly cost of $2,500.

           PROPOSAL 2 - AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

     On August 6, 1996, the Board of Directors adopted a resolution proposing that the Company's Certificate of Incorporation be amended to increase the total number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 40,000,000 shares.

PURPOSES

     The additional authorized shares will benefit the Company by providing flexibility to the Board of Directors without further action or authorization by shareholders (except as required by law), in responding to business needs and opportunities as they arise, and for other corporate purposes. These corporate purposes might include the obtaining of capital funds through public and private offerings of shares of Common Stock or of securities convertible into shares of Common stock or the acquisition of businesses, technologies or other assets. In addition, the Board of Directors may deem it appropriate to issue shares of Common Stock for distribution to the Company's shareholders in the event of a stock dividend or stock split, or for distributions pursuant to employee benefit plans. If such additional authorized shares of Common Stock are subsequently issued to other than existing shareholders, the percentage interest of existing shareholders in the Company will be reduced. The issuance of any additional shares will be on terms deemed by the Board of Directors to be in the best interests of the Company and its shareholders.

     In addition, the Company may seek to raise additional capital from time to time and the Board of Directors believes that it is prudent to have additional shares of Common Stock available for such purpose and for general corporate purposes, including acquisitions, grants of stock options and recapitalizations, which transactions can be consummated expediently only if the proposal to amend the

Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company is approved by holders of a majority of the issued and outstanding shares of Common Stock. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes.

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock will give the Company greater flexibility by allowing shares of Common Stock to be issued by the Board of Directors without the delay and expense of a special meeting of shareholders.

     As of September 23, 1996, the Company had (1) ________________ shares of Common Stock outstanding and (2) __________________ shares of Common Stock issuable under options that have been or may be granted under all of the Company's stock option plans, of which options to purchase approximately _______________ shares were outstanding.

IMPLEMENTATION

     If the proposed Amendment is adopted by the shareholders, it will become effective upon the filing and recording of a Certificate of Amendment as required by the General Corporation Law of the State of Delaware.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT
          TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
                     OF AUTHORIZED SHARES OF COMMON STOCK

             PROPOSAL 3 - AMENDMENT TO THE EQUITY INCENTIVE PLAN

     To ensure the continued availability of the Company's Equity Incentive Plan (the "Employees' Plan") to attract, motivate and retain employees, on August 6, 1996, the Board of Directors approved an amendment to the Employees' Plan to increase the number of shares reserved for issuance thereunder from 1,000,000 shares to 2,000,000 shares, subject to the approval by the Company's shareholders at the Meeting. The affirmative vote of a majority of the shares of the Company's Common Stock represented at the Meeting will be required to approve the amendment to the Employees' Plan.

EMPLOYEES' EQUITY INCENTIVE PLAN

     The Employees' Plan was adopted by the Board of Directors and shareholders of the Company in January 1994. A total of 1,000,000 shares of Common Stock have been reserved for issuance under the Employees' Plan. The purpose of the Employees' Plan is to provide long-term incentives to the Company's officers, employees and consultants and to encourage and enable such participants who are in a position to make significant contributions to the success of the Company to acquire a closer identification of their interests with those of the Company.

     The Employees' Plan is administered by a committee which is comprised of disinterested members of the Board of Directors (the "Committee"). Subject to the terms of the Employees' Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options and the term of any option (which cannot exceed ten years). Under the Employees' Plan, the Committee may grant awards of restricted stock, stock options and supplemental bonuses or any combination thereof.

     Under the Employees' Plan, the Committee may grant both incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options which are not qualified as incentive stock options ("NSOs"). ISOs may be granted to persons who are consultants to the Company. ISOs may not be granted under the Employees' Plan at an exercise price of less than the fair market value of the Common Stock on the date of grant. The exercise price of an ISO granted to holders of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options cannot exceed five years. The exercise price of NSOs may, at the discretion of the Committee, be granted at less than the fair market value of the Common Stock on the date of grant. Options under the Employees' Plan may not be granted after January 2004.

     Under the performance award component of the Employees' Plan, participants may be granted an award denominated in shares of Common stock or in dollars. Achievement of the performance targets, or multiple performance target, established by the Committee relating to corporate, group, unit or individual performance, based upon standards set by the Committee, will entitle the participant to payment of the full amount specified with respect to the award, subject to adjustment at the discretion of the Committee in the event of performance exceeding the minimum performance target, but below the maximum performance target applicable to such award. Payment may be made in cash, Common Stock or any combination thereof, as determined by the Committee, and will be adjusted in the event the participant ceases to be an employee of the Company before the end of a performance cycle by reason of death, disability or retirement.

     Under the restricted stock component of the Employees' Plan, the Committee may, in selected cases, issue to a participant a given number of shares of restricted stock. Restricted stock under the Employees' Plan is Common Stock restricted as to sale pending fulfillment of such vesting schedule and employment requirements as the Committee determines. Prior to the fulfilling of the restrictions, the participant will nevertheless be entitled to receive distributions in liquidation and dividends on, and to vote the shares of, the restricted stock. The Employees' Plan provides for forfeiture of restricted stock for breach of conditions of grant. No restricted stock or performance awards have been granted under the Employees' Plan.

     The Board may amend or terminate the Employees' Plan at any time without approval of the shareholders. However, shareholder approval is required for any amendment to the Employees' Plan that increases the number of shares for which options may be granted, changes the designation of the class of persons eligible to participate or changes in any material respect the limitations or provisions of the options subject to the Plan. However, no action by the Board or shareholders may alter or impair any award previously granted without the consent of the award holder.

     As of September 23, 1996, options to purchase up to an aggregate of _______________ have been granted, of which options to purchase
_______________ shares of Common Stock have been exercised. Options to purchase shares of Common Stock issued under the Employees' Plan to all current executive officers as a group during fiscal years 1994, 1995 and 1996 were as follows for the years indicated: 1994 - ____________ shares; 1995 - _____________ shares; and 1996 - _____________ shares.

FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEES' PLAN

     The following is a general summary of the federal income tax consequences that may apply to recipients of options, restricted stock, performance shares and performance units under the Employees' Plan. Because the application of the tax laws may vary according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences to him or her of participation in the Employees' Plan, including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations.

     INCENTIVE STOCK OPTIONS. A participant who is granted an ISO recognizes no taxable income when the ISO is granted. Generally, no taxable income is recognized upon exercise of an ISO unless the alternative minimum tax applies (see below). However, a participant who exercises an ISO recognizes taxable gain or loss when he sells his shares. Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as capital gain or loss if the shares have been held for at least one year after the option was exercised and for at least two years after the option was granted. In this event, the Company receives no deduction with respect to the ISO shares. If the participant disposes of the shares before the required holding periods have elapsed (a "disqualifying disposition"), he is taxed as though he had exercised an NSO (see below), except that the compensation income on exercise of the option is recognized in the year of the disqualifying disposition, and the compensation income may not exceed the excess of the amount realized in the sale of the stock over the option price.

     EFFECT OF ALTERNATIVE MINIMUM TAX. Certain taxpayers who have significant tax preferences (and other items allowed favorable treatment for regular tax purposes) may be subject to the alternative minimum tax ("AMT"). For purposes of the AMT, an ISO is treated as if it were an NSO (see below). However, regular tax treatment (see above) will apply for AMT purposes if a disqualifying disposition occurs in the same taxable year that options are exercised.

     NON-STATUTORY STOCK OPTIONS. The tax treatment of NSOs differs significantly from the tax treatment of ISOs. No taxable income is recognized when an NSO is granted, but upon the exercise of an NSO, the difference between the fair market value of the shares on the date of exercise and the option price is taxable as ordinary income to the recipient.

     RESTRICTED STOCK. In general, a participant would not recognize taxable income upon the receipt of restricted stock, assuming such stock would be subject to restrictions which constitute a "substantial risk of forfeiture" within the meaning of Section 83 of the Code (including, for this purpose, any restriction under Section 16(b) of the Exchange Act). Rather, the participant may recognize taxable income at such time as the restrictions no longer apply, in an amount equal to the fair market of the stock at that time over the amount, if any, paid therefor. However, a participant could elect to be taxed currently upon receipt of the stock (without regard to such restrictions) by making an election under Section 83(b) of the Code within 30 days of the receipt. In this event, if the shares were later forfeited, the participant would not be entitled to any loss (except for any amount actually paid for the stock).
The amount of compensation income to the participant generally is deductible by the Company. Any dividends paid to the participant on restricted stock before the stock is taken into income would be ordinary compensation income to the participant and generally would be deductible by the Company.

     PERFORMANCE SHARES. A participant will recognize taxable income upon the receipt of stock in payment of performance shares in an amount equal to the fair market value of the stock at such time. The amount of income to the participant is deductible by the Company.

     PERFORMANCE UNITS. A participant will recognized ordinary compensation income on the receipt of cash in payment of performance units. This amount generally is deductible by the Company.

     WITHHOLDING. The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with any stock option or other award under the Employees' Plan, including, but not limited to withholding of any portion of any payment or withholding from other compensation payable to the participant, unless such person reimburses the Company for such amount.

     IMPLEMENTATION. If the proposed amendment to the Employees' Plan is adopted by the shareholders, it will become effective immediately and be reflected in the amended Employees' Plan, which plan will be filed in the Company's minutes book.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
                    OF THE AMENDMENT TO THE EMPLOYEES' PLAN

           PROPOSAL 4 - AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors in September 1994 and approved by the shareholders in October 1994. A total of 500,000 shares of Common Stock have been reserved under the Stock Purchase Plan. In August 1996, the Board of Directors approved an amendment to the Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by an additional 500,000 shares, subject to approval of the Company's shareholders at the Meeting.

     The purpose of the Stock Purchase Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Company through payroll deductions. The Stock Purchase Plan provides for one offering during each three-month period and the purchase price per share is the lower of 85% of the fair market value of a share of Common Stock (the closing price on the Nasdaq National Market) on the first date of an offering period or on the last date of the offering period. The three-month offering periods commence on January 1, April 1, July 1 and October 1 of each year. The first offering period commenced on January 1, 1995. The Board of Directors has the power to alter the offering periods without shareholder approval.

     PARTICIPATION. Any person who, on the commencement date of each offering period, is employed by the Company for at least six months is eligible to participate in the Stock Purchase Plan and can elect to participate by delivering to the Company an enrollment form (including a purchase agreement authorizing payroll deductions) prior to the applicable offering date. The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions cannot exceed five percent

(5%) or be less than one percent (1%), or such other rates as determined from time to time by the Board of Directors, of a participant's compensation. A participant may, once and only once at any time during the offering period, discontinue participation or decrease the rate of payroll deductions in the Purchase Plan, but cannot increase the rate of payroll deductions. Unless an employee's participation is discontinued by delivery of a notice of withdrawal prior to the end of an applicable offering period, the purchase of shares occurs automatically at the end of the offering period at the applicable price. A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Stock Purchase Plan.

     Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the Stock Purchase Plan if, immediately after the grant of the right to purchase shares, the employee would own five percent (5%) or more of the total voting power or value of all classes of stock of the Company (including under all options), or if the grant of such right would permit the employee to buy pursuant to the Stock Purchase Plan more than $25,000 worth of stock for any calendar year.

     TERMINATION OF EMPLOYMENT. Termination of a participant's employment for any reason, including retirement or death, cancels the individual's participation in the Stock Purchase Plan immediately. In that event, the employee or his personal representative may either receive a stock certificate for the number of shares paid for pursuant to payroll deductions made during the offering period up to the day prior to the date of the employee's cessation of employment or receive a cash refund previously collected during the offering period. This election is exercisable for a 30-day period following cessation of employment. If no election is made on a timely basis, the Company will issue a cash refund of all sums contributed during the current period as well as any amount carried forward from the previous period. The refund will be made after the end of the last purchase period of active employment.

     NON-ASSIGNABILITY. No rights or accumulated payroll deductions of an employee under the Stock Purchase Plan may be assigned or transferred for any reason other than by will or by the laws of descent and distribution.

     The Board of Directors has authority to amend or terminate the Stock Purchase Plan without shareholder approval; provides, however, that no amendment may be made to the Stock Purchase Plan without the approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the Stock Purchase Plan, materially modify the eligibility requirements, or materially increase the benefits which may accrue to participants under the Stock Purchase Plan.

     TAX INFORMATION. The Stock Purchase Plan, and the right of the participant to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income is taxable to a participant at the time of grant of the option (i.e., the right) to purchase shares or upon the purchase of shares. Upon the participant's death or disposition of the shares, the participant generally is subject to tax. If the shares are held by the participant for more than two years after the date of option grant (i.e., the commencement of the relevant pay period) and for more than one year from the date of issuance, the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the option price, or (b) the excess of the fair market value of the shares at the time the option was granted (i.e., the commencement of the relevant pay period) over the option price (i.e., the price paid for the shares) will be treated as ordinary income to the participant and any further gain in the case of a disposition will be treated as capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over such option price is treated as ordinary income, and any further gain or any loss on such disposition is a capital gain or loss. The Company will only be entitled to a deduction to the extent of ordinary income reported by a participant upon disposition of shares before the expiration of the required holding period.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Stock Purchase Plan.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                 AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

       PROPOSAL 5 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of KPMG Peat Marwick LLP served as independent public accountants of the Company for the year ended June 30, 1996 and, upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP to serve for the current fiscal year ending June 30, 1997. The Board of Directors is requesting ratification by the shareholders of the appointment of KPMG Peat Marwick LLP. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

     In the event this proposal is defeated, the vote will be considered as a direction to the Board of Directors to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a fiscal year, KPMG Peat Marwick LLP's appointment for the 1997 fiscal year will be permitted to stand unless the Board of Directors finds other reasons for making a change.

     Services to be performed by KPMG Peat Marwick LLP for the 1997 fiscal year will include, among other things, audit of annual financial statements, and consultation in connection with various financial reporting, accounting and tax matters. Ratification of KPMG Peat Marwick LLP's appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
          OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual shareholder meetings. Such proposals must be received by the Company not later than August 1, 1997 to be considered for inclusion in the proxy statement and proxy relating to the 1997 Annual Meeting of Shareholders. Any such proposals should be addressed to:
Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111.

                          ANNUAL REPORT TO SHAREHOLDERS

     The 1996 Annual Report of the Company, as filed with the Commission, is being mailed to the shareholders with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.

                                  OTHER MATTERS

     The Board of Directors is not aware of any business to be presented at the Meeting except the matters set forth in the Notice and described in this Proxy Statement. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy will vote on such matters in accordance with their best judgment.

By order of the Board of Directors



Bobby G. Stevenson
Chief Executive Officer,
Chairman of the Board and Secretary

Englewood, Colorado
September 23, 1996